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                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                     COMPUTATION OF NET INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE
                          (Primary and fully diluted)

                   (in thousands, except per share amounts)

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
                                                                 Three months ended            Nine months ended
                                                                     September 30,                September 30,
                                                                  1996         1995             1996         1995
                                                                --------      --------        --------      -------
Weighted average common shares outstanding                        15,990        14,372          15,862       13,390
Weighted average common equivalent shares from dilutive
  options                                                            624         1,186             721        1,043
                                                                --------      --------        --------      -------
Weighted average common shares and equivalents                  $ 16,614      $ 15,558        $ 16,583      $14,433
                                                                ========      ========        ========      =======
Net income                                                      $  1,435      $  2,446        $  1,565      $ 1,638
                                                                ========      ========        ========      =======
Net income per share                                            $   0.09      $   0.16        $   0.09      $  0.11
                                                                ========      ========        ========      =======
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